UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 3, 2014

NABORS INDUSTRIES LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-32657	98-0363970
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Crown House 4 Par-la-Ville Road Second Floor Hamilton, HM08 Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

(441) 292-1510

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 4, 2014, the Board of Directors of Nabors Industries Ltd. (“NIL”) has appointed Mr. William Restrepo as our Chief Financial Officer.

Background

Mr. Restrepo, 54, served as Chief Financial Officer at Pacific Drilling S.A. from February 2011 to January 2014; at Smith International, Inc. from October 2009 until its merger with Schlumberger Limited in August 2010; and from 2005 to 2009 at Seitel, Inc., a leading provider of seismic data for the North American oil and gas industry.  From 1985 to 2005, he held financial and operational positions at Schlumberger, including Regional General Manager for Continental Europe and for the Arabian Gulf, Corporate Treasurer, and Vice President of Finance for the pressure pumping and directional drilling business units, with international posts in Europe, South America and the Middle East.

He serves on the board of directors of Probe, Inc.

Mr. Restrepo holds a BS in Civil Engineering from the University of Miami, and a BA in Economics and an MBA from Cornell University.

Employment Agreement

NIL, Nabors Industries, Inc. (“Nabors Delaware” and, collectively with NIL, the “Company”) have entered into an employment agreement (“Agreement”) with Mr. Restrepo, effective as of March 3, 2014 (the “Effective Date”).  The below description of the terms and conditions of the Agreement is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the Agreement, which is filed herewith as Exhibit 10.1.

•                  Term: Through December 31, 2017, with automatic one-year extensions thereafter unless terminated by the Company or Mr. Restrepo.

•                  Base Salary: $650,000.

•                  Annual Bonus: Targeted at 100% of Base Salary and not to exceed 200% thereof, payable in cash and based upon the achievement of one or more annual financial or nonfinancial performance goals, as determined by the Compensation Committee of NIL’s Board of Directors.

•                  Long-Term TSR Equity Awards: Mr. Restrepo will receive awards of restricted common shares that will vest based on NIL’s 3-year total shareholder return (“TSR”) relative to a peer group. If the performance goal(s) with respect to relative TSR are achieved at target levels, the vesting shares will have a fair market value of 100% of Mr. Restrepo’s Base Salary on the first day of the performance cycle.  If the performance goal(s) are achieved at maximum levels, the vesting shares will have a fair market value of twice that amount.

•                  Other Long-term Equity Awards: Mr. Restrepo is also eligible to receive awards of restricted common shares based upon the achievement of one or more annual financial or nonfinancial performance goals, as determined by the Compensation Committee.  The target number of shares granted pursuant to a performance award will have a fair market value of 100% of Mr. Restrepo’s Base Salary on the date of grant and will be capped at shares having an aggregate fair market value of twice that amount.  Once earned, the restricted shares vest ratably over a three-year period.

•                  Equity Award:  As an inducement to join the Company and to make him whole for certain foregone amounts at his prior employer, Mr. Restrepo will receive an award of restricted common shares equal to the quotient of $4,900,000 divided by the  closing price of our common shares as traded on the New York Stock Exchange on the Effective Date. The award is scheduled to vest in four equal annual installments beginning on December 31, 2014.

•                  Equity Ownership: Mr. Restrepo is required, subject to limited exceptions, to maintain equity ownership with a minimum acquisition value of three times his Base Salary.

•                  Acceleration of Vesting in the Event of a Change in Control:  If a Change in Control were to occur, Mr. Restrepo’s equity awards would be treated consistently with those of other senior officers.

•                  General: Mr. Restrepo is eligible to participate in other annual, incentive or benefit programs of the Company on the same basis as other senior officers, as the Board of Directors or Compensation Committee deems appropriate.

•                  Noncompetition Agreement:  For a period of two years following his termination of employment for any reason other than death, and subject to limited exceptions, Mr. Restrepo has agreed not to compete with the Company or solicit its employees.

•                  Termination Effects: If Mr. Restrepo dies or becomes disabled, his equity awards would vest (at target levels where applicable) and any unpaid amounts owing under the Agreement would become payable within 30 days.  If Mr. Restrepo terminated his employment for constructive termination without cause or were terminated by the Company without cause, his equity awards would vest (at target levels where applicable), any unpaid amounts owing under the Agreement would become payable within 30 days, and he would be entitled to a payment equal to 2.99 times the average of the Base Salary and Annual Bonus he received during each of the last three completed fiscal years (or, if employed less than three completed fiscal years, the then-current Base Salary and target Annual Bonus would be used for the years not employed).  If Mr. Restrepo terminated his employment without a constructive termination event or were terminated by the Company for cause, he would be entitled to receive any amounts then owed him, including a prorated portion of any bonus owing for that year, but he would forfeit any equity awards not then vested and would not earn any performance awards pending during the performance cycle in which the termination occurred.

Mr. Restrepo does not have a family relationship with any of the officers or directors of the Company, or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01                                 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Employment Agreement between the Company and William Restrepo

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABORS INDUSTRIES LTD.

Date: March 4, 2014	By:	/s/ Mark D. Andrews
Mark D. Andrews
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between the Company and William Restrepo